Exhibit p(x)

CODE OF ETHICS

RARE INFRASTRUCTURE (NORTH AMERICA) PTY LTD.

RARE Infrastructure (North America) Pty Ltd. (“RINA” or the “Firm”) as a registered investment advisor with the SEC, has adopted this code of ethics (“Code of Ethics”) as required by the Rules of the SEC under the Investment Advisors Act of 1940 (the “Advisers Act”) to set forth standards of business conduct that the Firm expects of persons employed by, working with the Firm and others designated by the Chief Compliance Officer (“Compliance Officer”). The Firm as an investment advisor, has a fiduciary duty to act in the best interest of its Clients. The Firm’s reputation for integrity, honesty and openness is essential to its continued business success.

The Rules of the SEC require all firm Supervised Persons to comply with the applicable Federal Securities Laws and report violations of the rules set out in the Code of Ethics promptly to the Compliance Officer. The Firm is required to provide you with a copy of this Code of Ethics which is contained in the Firm’s Compliance Policies and Procedures Manual (the “Manual”) and any amendments. You are expected to read and understand all requirements and procedures applicable to your function within the Firm. In fact, you will be required to sign an annual certification verifying that you have read and understand the policies and procedures to which you must adhere. (A form of the certification is attached at the end of the Manual.) We also encourage you to understand in general terms all of the policies and procedures applicable to the Firm.

This Manual and Code of Ethics is applicable to all officers, directors, members of the Firm, (or person performing a similar function or having a similar status) any employee of the Firm, any person providing investment advice on behalf of the Firm and subject to the supervision and control of the Firm, as well as any persons working with such persons in the Firm’s offices (such as long term independent contractors) and any other persons designated by the Compliance Officer or designee. Such persons are referred to throughout this Manual and Code of Ethics as “Supervised Persons.”

We expect our Supervised Persons to put the interest of Clients first and foremost in their business dealings and day-to-day activities.

The Firm also encourages all Supervised Persons if they are uncertain about how to react to particular circumstance or concern to contact Sally Tallentire who is designated as the Chief Compliance Officer of the Firm (hereinafter “Compliance Officer”), or her designee.

Additionally, you should be aware that technical compliance with the requirements set forth in this Code of Ethics and the Manual will not insulate you from scrutiny for any actions that create the appearance of a violation. You should also be aware that violations of the policies and procedures in this Code of Ethics and the Manual will be treated with the utmost seriousness and may result in penalties being imposed at the discretion of the Firm’s Management ranging from cancellation of an offending trade (with any resulting loss charged to you and any profits forfeited to the Firm, a charity or our Clients), a letter of censure or reprimand, referrals to regulatory and self-regulatory bodies, suspension, substantial changes in duties and responsibilities and dismissal. Violations may also result in civil or criminal proceedings and penalties. In addition, the Firm’s Management may, in its sole and absolute discretion, suspend or revoke your personal trading privileges. Supervised Persons may also be placed on paid or unpaid leave pending any investigation into whether these policies and procedures have been violated.

All capitalized terms used in this Code of Ethics and the Manual have the meanings set forth in this Code of Ethics and below.

A.	Definitions

1.	Access Person

The term “Access Person” means (a) any officer, member, director, or (b) Supervised Person who either:

(i) has access to nonpublic information regarding any Clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any Reportable Fund or

(ii) is involved in making securities recommendations to Clients, or who has access to such recommendations that are non-public.

2.	“Automatic Investment Plan”

The term “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

3.	“Beneficial Interest”

The term “Beneficial Interest” is interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the term applies to all Securities which a Supervised Person has or acquires. This definition means that an Supervised Person should consider himself or herself to be the beneficial owner of any Securities in which he or she, through any contract, arrangement, understanding, relationship or otherwise has a direct or indirect economic or pecuniary interest, including for this purpose any such interest that arises as a result of: a general partnership interest in a general or limited partnership; an interest in a company; a right to dividends that is separated or separable from the underlying Security; a right to acquire equity securities through the exercise or conversion of any derivative Security (whether or not presently exercisable or convertible); and a performance related advisory fee (other than an asset based fee); except interests in portfolio securities held by an investment company registered under the Investment Company Act of 1940 or a public utility holding company registered under the Public Utility Holding Company Act of 1935. In addition, a Supervised Person should consider himself or herself the beneficial owner of Securities held by his or her spouse, minor children, and any relative living in the same household, as well as any other account which by reason of any contract, arrangement, or understanding provides an Supervised Person with a pecuniary interest or with sole or shared voting or investment power (i.e., investment discretion). Pecuniary interest shall include the opportunity, directly or indirectly to profit or share in any profit derived from a transaction in the securities.

4.	“Client”

The term “Client” means any person or entity that the Firm provides investment advisory services to, including the Funds and any separately managed accounts.

5.	“Employee”

The term “Employee” means all Members, owners, principals, officers, directors and employees of the Firm or the Firm’s related entities.

6.	“Federal Securities Laws”

The term “Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

7.	“Firm”

The term “Firm” means RARE Infrastructure (North America) Pty Ltd, (“RINA”), and any successor entity.

8.	“Funds”

The term “Funds” shall mean private investment partnerships, investment companies or the foreign investment vehicles advised by the Firm.

9.	“Initial Public Offering”

The term “Initial Public Offering” (or “IPO”) means an offering of Securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, or equivalent such offerings in other jurisdictions.

10.	“Investment Professional”

The term “Investment Professional” means (a) any Supervised Person who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security by a Client, or whose functions relate to the making of any recommendations made to a Client with respect to such purchases or sales and (b) any natural person who is in a control relationship with respect to the Firm who obtains information concerning recommendations made to a Client with regard to the purchase or sale of a Security. Generally, the term Investment Professional includes any person actively engaged in managing or trading the Client accounts, including trading room Supervised Persons, marketing Supervised Persons, investor relations Supervised Persons, the chief financial officer, accounting department Supervised Persons, all managing Members and all other Supervised Persons engaged in the investment process.

11.	“Personal Account”

The term “Personal Account” refers to (a) any account (including any custody account, safekeeping account and any account maintained by an entity that may act as a broker or principal) in which a Supervised Person has any direct or indirect Beneficial Interest, including personal accounts and trusts for the benefit of such persons; and (b) any account maintained for a financial dependent. Thus, the term “Personal Accounts” also includes among others:

(i)	Trusts for which the Supervised Person acts as trustee, executor or custodian;

(ii)	Accounts of or for the benefit of the Supervised Person’s spouse or minor children;

(iii)	Accounts of or for the benefit of a relative living with the Supervised Person; and

(iv)	Accounts of or for the benefit of a person who receives material financial support from the Supervised Person.

12.	“Portfolio Manager”

The term “Portfolio Manager” means a Supervised Person responsible for making investment decisions for Clients or Client portfolios advised by the Firm.

13.	“Private Placement or Limited Offering”

The term “Private Placement or Limited Offering” means an offering of Securities that is exempt from registration under the Securities Act of 1933 pursuant to Sections 4(2) or 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

14.	“Related Person”

The term “Related Person” means any person under common control with the Firm. The term also means (1) all of the Firm’s officers, partners, or directors (or any person performing similar functions), excluding non-executive directors; (2) all persons (which includes natural persons and companies or entities of all types) directly or indirectly controlling or controlled by the Firm; and (3) all of the Firm’s current employees (other than employees performing only clerical, administrative, support or similar functions). Control means the power, directly or indirectly, to direct the management or policies of a person, whether through ownership of securities, by contract, or otherwise.

•	Each of the Firm’s officers, partners, or directors exercising executive responsibility (or persons having similar status or functions) is presumed to control the Firm.

•	A person is presumed to control a corporation if the person: (i) directly or indirectly has the right to vote 25 percent or more of a class of the corporation’s voting securities; or (ii) has the power to sell or direct the sale of 25 percent or more of a class of the corporation’s voting securities.

•	A person is presumed to control a partnership if the person has the right to receive upon dissolution, or has contributed, 25 percent or more of the capital of the partnership.

•	A person is presumed to control a limited liability company (“LLC”) if the person: (i) directly or indirectly has the right to vote 25 percent or more of a class of the interests of the LLC; (ii) has the right to receive upon dissolution, or has contributed, 25 percent or more of the capital of the LLC; or (iii) is an elected manager of the LLC.

•	A person is presumed to control a trust if the person is a trustee or a managing agent of the trust.

15.	“Reportable Fund”

The term “Reportable Fund” means (a) any investment company registered under the Investment Company Act of 1940 for which the Firm serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940; or (b) any such investment company whose investment adviser or principal underwriter controls, is controlled by, or is under common control with the Firm.

16.	“Security”

The term “Security” has the same meaning as set forth in Section 202(a)(18) of the Advisers Act and includes all forms of stocks, notes, bonds, debentures and other evidences of indebtedness, investment contracts, and all securities derivative of such securities (e.g., options, warrants and stock index futures).

17.	“Supervised Person”

The term “Supervised Person” means any officer, director, Member of the Firm, (or person performing a similar function or having a similar status) or any Employee of the Firm, or other person providing investment advice on behalf of the Firm and subject to the supervision and control of the Firm. For purposes of the Code of Ethics and the Compliance Policies and Procedures Manual the term “Supervised Person” will also include persons working for or with Supervised Persons in the Firm’s offices, and all other persons (such as independent contractors) determined by the Compliance Officer to be subject to the Code of Ethics and the Compliance Policies and Procedures Manual.

18.	“Trader”

The term “Trader” means a Supervised Person who effects purchases and sales of Securities on behalf of the Firm or its Clients.

B.	Personal Securities Transaction Reporting Obligations

These policies and procedures apply to all Personal Accounts of a Supervised Person. The Firm requires that the Compliance Officer regularly monitor all trading activity in an Supervised Person’s Personal Account. The Head of Operations will monitor the activity in any Personal Account of the Compliance Officer. The Compliance Officer will review the Reports described in items B.1 and B.2 below. We will undertake to conduct this review and monitoring on a strictly confidential and carefully controlled basis (except to the extent disclosure is required under the Advisers Act or other applicable laws or regulations or any court order or other legal process). It is a condition of your employment or association with the Firm, however, that you disclose all of your Personal Accounts to the Compliance Officer. For purposes of these procedures where the activity involves the Personal Account or trading of the Compliance Officer any permission or approval will be obtained from that officer.

1.	Reporting of Personal Accounts and Transactions

All supervised persons must report their personal trading accounts to the Compliance officer in accordance with the RARE Staff Trading Policy. The Compliance Officer will save all personal trading information to the secure Risk and Compliance directory.

C.	Procedures Relating to Personal Securities Transactions

1.	Restricted List

The Firm may from time to time list the securities of certain companies on a restricted list. In the event the Firm has any company on the restricted list, Supervised Persons identified as having non-public information may not engage in trading activity in a Personal Account with respect to a Security on the restricted list. When applicable, restrictions with regard to Securities on the restricted list are also considered to extend to options, rights or warrants relating to those Securities and any Securities convertible into those Securities.

The restricted list, if applicable, will generally consist of any Securities as to which the Firm, or Supervised Persons are privy to inside information.

ALL STAFF MUST COMPLY WITH THE RARE GROUP PERSONAL TRADING POLICY. This policy is available in the policy section of the R drive.

All Supervised Persons are strictly prohibited from trading for their Personal Accounts in Securities while in possession of material non-public information (commonly referred to as “inside information”) concerning such securities obtained as the result of their employment with Firm or otherwise or disclosing such information to third parties. If you have any questions in this regard, please contact the Compliance Officer.

The Firm reserves the right to require the disgorgement of any profits from a transaction deemed after the event to conflict with Client Interests.

2.	“Front running” Prohibited

Supervised Persons are prohibited from “front running” (i.e., purchasing a Security for a Personal Account while knowing that a Client account is about to purchase the same Security, and then selling the Security at a profit upon the rise in the market price following the purchase by the Client account). Supervised Persons are similarly prohibited from engaging in short-selling when they have access to the confidential information that a Client account is about to sell a particular Security. Supervised Persons are prohibited from “intermarket front-running” (e.g., trading in an option for a Personal Account when a Client account is trading in the underlying Security, and visa versa).

Any violation of this prohibition constitutes grounds for immediate dismissal. If you have any questions regarding a specific transaction that you are contemplating, please contact the Compliance Officer.

3.	“Stop Loss” and Short Sale Prohibition

Supervised Persons are prohibited from entering a “stop loss” order in any Personal Account in any Security which is also purchased, sold or held in Client Accounts. Supervised Persons are also prohibited from short selling any Security in a Personal Account which at the time is also held “long” in any Client Account.

D.	Compliance Certification and Disclosure Statement

Every Supervised Person must sign at the commencement of employment or association with the Firm Compliance Certification Form which is attached to the Manual acknowledging that he or she has received, read and understands our policies and procedures relating to personal trading and the prevention of insider trading. Supervised Persons must provide all personal transaction information required by RARE. In addition, every Supervised Person must complete and sign required compliance attestations. These forms must be returned promptly to the Compliance Officer.

E.	Outside Business Activities

All Supervised Persons are directed to the RARE Group Code of Conduct for restrictions around outside business activities. Under no circumstances may a Supervised Person represent or suggest that his or her association with any outside business organization in any manner reflects the approval by the Firm of that organization, its securities, manner of doing business or any person connected with it.

F.	Giving and Acceptance of Gifts

All Supervised Persons are reminded of the Firm’s policies and procedures regarding the giving or acceptance of gifts from outside parties. These restrictions are detailed in the RARE Group Code of Conduct. The Compliance Officer may require the return of the gift if the Compliance Officer determines, in his sole discretion, that the gift could improperly influence the use of a third-party business or create the appearance of a conflict of interest.

The Compliance Officer will monitor all reportable “entertainment” offerings provided by traders, brokers and other brokerage salespeople to Supervised Persons of the Firm.

Under no circumstances should any Supervised Person solicit the brokerage community for gifts or entertainment in any manner that could be construed as using employment with the Firm to obtain a personal benefit. If a Supervised Person has a question concerning a particular situation, it should be addressed to the Compliance Officer.

IN NO EVENT SHOULD ANY SUPERVISED PERSON ALLOCATE BROKERAGE COMMISSIONS OR TRADES TO A BROKER ON THE BASIS OF PERSONAL GIFTS OR REWARDS PROVIDED TO THE SUPERVISED PERSON OR A RELATIVE OR FRIEND OF THE SUPERVISED PERSON.

G.	Rebating of Firm Compensation

No Supervised Person should rebate, directly or indirectly, to any person or entity any part of the compensation received from the Firm as a Supervised Person.

H.	Prevention of Insider Trading

Federal and state securities laws prohibit any purchase or sale of securities by a person having material non-public information (“Inside Information”) if such information was improperly obtained or if the use of such information for trading has not been properly authorized or in certain other circumstances. In addition, the “tipping” of others about such information is prohibited. The persons covered by these securities laws are not only insiders of publicly traded companies, but also any other persons who, under certain circumstances, learn of such material non-public information about a company. Violation of these laws can result in severe consequences, including fines and imprisonment. In addition, employers may be subject to liability for insider trading or tipping by Supervised Persons.

I.	Material Non-Public Information

Information is “material” if there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to purchase, hold or sell a security or other financial instrument. Information may be material even if it relates to speculative or contingent events. If disclosure of information would affect the market price of a security, whether positively or negatively, the information should be considered material.

Supervised Persons should assume that all information obtained in the course of their employment or association with the Firm is not public unless the information has been publicly disclosed by means of a press release, wire service, newspaper, proxy statement or prospectus or in a public filing made with a regulatory agency, or is otherwise available from public disclosure services.

Examples of material, non-public information may include the following events and circumstances, whether actually occurring or merely contemplated or proposed by the issuer:

•	Transactions such as contests for corporate control, refinancings, tender offers, recapitalizations, leveraged buy-outs, acquisitions, mergers, restructurings or purchases or sales of assets;

•	Dividend increases or decreases;

•	Earnings or earnings estimates and changes in previously released earnings or earnings estimates;

•	Public offerings of Securities by private or public entities, including plans to offer Securities, cancellations of planned offerings and changes in the timing or terms of offerings;

•	Transactions by an issuer relating to its own Securities, including share repurchase programs and derivatives;

•	Writedowns of assets;

•	Expansion or curtailment of operations;

•	Increases or declines in orders;

•	New products, discoveries and inventions;

•	Borrowings and charges to reserves for bad debts;

•	Actual or threatened litigation;

•	Liquidity problems;

•	Financing needs;

•	Management developments;

•	Changes of ratings of debt Securities;

•	Government investigations or actions; and

•	Other events that will affect the securities markets or a particular industry in a significant way.

This list is not exclusive, and there are other types of information, events or circumstances which may constitute material non-public information. There also may be information, events and circumstances of the types included on the list which do not constitute material non-public information. Courts and regulators determine whether information is to be considered material non-public information on a case-by-case basis in accordance with the general definition set forth above. If you have any uncertainty as to whether information is material non-public information, you should consult with the Compliance Officer.

J.	Trading on Inside Information is Prohibited

No Supervised Person may trade for his or her Personal Account (including any accounts in which the Supervised Person exercises investment discretion) or Client accounts in Securities of any company about which the Supervised Person possesses material non-public information, nor may a Supervised Person “tip” others about such information.

Supervised Persons are prohibited from misusing Inside Information. This prohibition means that Supervised Persons may not purchase or sell, cause the purchase or sale of, or recommend or solicit the purchase or sale of, a Security for any account - including Personal Accounts and Client accounts - while in the possession of Inside Information relating to that Security.

Supervised Persons may not disclose Inside Information to others, except for disclosures made to other Supervised Persons, or persons outside of the Firm (such as outside counsel or accountants) who have a valid business reason for receiving such information - i.e., who have a “need to know” the information in order to carry out an assignment for the Firm or a Fund managed by the Firm. Supervised Persons should also not make an effort to obtain Inside Information from any other Supervised Person, unless the Supervised Person needs to know the information in order to perform his or her duties for the Firm.

K.	Safeguarding Inside Information

By its nature, employment at or association with the Firm will from time to time expose you to material non-public information regarding proposed trading for our Clients and in some cases the activities of companies in which our Clients invest. Such information is to be considered as strictly confidential by all Supervised Persons, and you must take appropriate steps to preserve the confidentiality of such information. For example, you should avoid speaking about confidential matters in public places, restrict access to files or computer records containing confidential information and take reasonable precautions about leaving confidential documents in unattended rooms and copying confidential documents.

All Supervised Persons should comply with the RARE Code of Conduct as well as the RARE Chinese Walls procedures in relation to handling confidential information or Inside Information.

1.

L.	Tipping of Inside Information

Supervised Persons may receive “tips” of Inside Information, which are generally defined under the securities laws as a selective disclosure of Inside Information by a corporate insider where the insider expects to receive some form of quid pro quo or personal or monetary benefit by conveying the Inside Information. Supervised Persons should be particularly on guard for instances of suspected “tipping” and should promptly report them to the Compliance Officer. It is illegal to trade on the basis of “tips” of Inside Information.

M.	Restricted List

1.	Restrictions on Transacting in Securities of Companies on the Restricted List

The Restricted List, when maintained, will be composed of companies whose Securities are subject to trading activity prohibitions. It is the policy of the Firm that all Supervised Persons shall strictly observe such prohibitions. Because the Firm is primarily engaged in the business of being an investment adviser and does not act as an investment banker or financial adviser to companies there may be many periods of time when the Firm will not maintain a Restricted List. The Restricted List will be updated by the Compliance Officer to indicate the companies, if any, subject to these restrictions and the Supervised Persons who are restricted.

All personal trading approvals will be subject to restrictions in accordance with the Restricted List.

The Compliance Officer will determine what companies should be placed on or removed from the Restricted List and will determine what restrictions are appropriate. Any Supervised Person who has information suggesting that any company should be placed on or taken off the Restricted List should notify the Compliance Officer. At all times Supervised Persons must comply with the Chinese Walls procedures.

N.	Chinese Walls

In special situations the Firm may establish Chinese Walls to restrict the disclosure of confidential information to those who have a genuine “need to know” the information. As part of this Chinese Wall written protocols designed to control and prevent the dissemination of nonpublic information concerning an issuer of securities between Supervised Persons who have come into possession of material nonpublic information or are required to work on projects involving such information for the Firm and Supervised Persons that might misuse the information, such as those responsible for portfolio management and securities trading.

The Chinese Wall will be created when required by the Compliance Officer and will prohibit Supervised Persons on the “knowledgeable” side of the Wall from communicating the information to Supervised Persons on the “unknowledgeable” side of the wall and would prohibit Supervised Persons on the unknowledgeable side of the Wall from seeking such information from Supervised Persons on the knowledgeable side of the Wall.

Effective Information Barriers permit Supervised Persons on the unknowledgeable side of the Wall to continue to engage in trading, risk arbitrage and other activities in the ordinary course of business even though Supervised Persons on the knowledgeable side of the Wall possess Inside Information. Please refer to the RARE Chinese Wall procedures for more details.

O.	Questionable Payments

It is a criminal offense for any Supervised Person to use the Firm’s resources, or make payments of any kind, for the benefit of any government, government official, financial institution or employee thereof, or industry official with the intent of inducing or influencing the recipient to misuse his or her position. Any such action is forbidden.

The use of Firm funds or property for any purpose which would be in violation of any applicable law or regulation or would otherwise be improper or give the appearance of impropriety is strictly prohibited. No payments, including amounts paid for entertainment, shall be made to, or for the benefit of, employees of any governmental body, administrative agency, exchange or self-regulatory organization for the purpose of, or in connection with, obtaining favorable actions by such employee, body, agency, exchange or organization. Similarly, Supervised Persons are prohibited from giving gifts to government, exchange or self-regulatory employees for any reason.

No payment on behalf of the Firm shall be approved or made with the intention or understanding that any part of such payment is to be used for any purpose other than that prescribed by the documents supporting such payment. It is strictly prohibited for any person, directly or indirectly, to offer to make any bribes, kickbacks, rebates or other payments to any company, financial institution, person or governmental official to obtain favorable treatment in receiving or maintaining business. No payments or deposits pursuant to any commitment made to any company with which the Firm has business dealings shall be made to any individual or to bank accounts in the names of any individuals.

P.	Financial Institutions Bribery Statute

It is a felony under federal law to give, offer or promise an officer, director, employee, agent or attorney of a financial institution anything of value in connection with any transaction or business of such financial institution. It is also a federal crime for an officer, director, employee, agent or attorney of a financial institution to solicit or demand (for his or her benefit or the benefit of another person or entity), accept or agree to accept anything of value from any person with the intent to be influenced in connection with any business or transaction of such financial institution. The phrase “anything of value” is comprehensive and expansive and can include literally anything, big or small, tangible or intangible, including ordinary and customary business gifts, drinks, dinners, cab fare, flowers, use of telephones or automobiles, etc. Even for minimal gifts, offers, promises and payments of less than $100, violators face penalties of up to $1,000 and imprisonment for up to one year.

It is the Firm’s policy that nothing of value pass from the Firm or its Supervised Persons to any employee or agent of a financial institution unless in compliance with RARE’s policies and procedures (including the Conflicted Remuneration Policy) and local regulations.

Q.	Foreign Corrupt Practices Act

1.	General

The Foreign Corrupt Practices Act (“FCPA”) prohibits making or offering payments to a foreign official in order to obtain or retain business. The terms of the FCPA are interpreted broadly by the two agencies that enforce the law, the US Department of Justice and the SEC. Under threat of significant monetary penalties and imprisonment, the FCPA prohibits any officer, agent or employee of the Firm from

•	directly or indirectly paying or giving, offering or promising to pay, or authorizing or approving such offer or payment;

•	any funds, gifts, services or anything else of any value, no matter how small, or seemingly insignificant;

•	to any foreign official or other person specified below (each, a “Covered Person”);

•	for the purpose of obtaining or retaining business, favorable treatment, or other commercial benefits, whether by (i) influencing any act or decision of the Covered Person in his official capacity; (ii) inducing the Covered Person to do or not do any act in violation of his lawful duty; or (iii) inducing the Covered Person to use his influence to that end with a foreign government or instrumentality;

•	while knowing or having reason to know that all or a portion of the funds or items of value will directly or indirectly be forwarded to a Covered Person for such purpose. (Note: “having reason to know” is willfully avoiding or disregarding facts, hints or clues.)

Payments need not be consummated in order to violate the FCPA. Offers and promises to pay are also violations.

Payments need not be made directly to a foreign official. Payments made indirectly through third-party representatives or consultants may be FCPA violations if the Firm knew or had reason to know that a payment would make its way to a government official.

2.	Who Is A Covered Person?

A “Covered Person” for this purpose is any foreign official including, without limitation, any officer or employee of any foreign government or any governmental department, agency or instrumentality (e.g., a central bank) or any government-owned or controlled enterprise or any person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality or enterprise). It also includes any foreign political party, party official or candidate for political office. Immediate family members of a Covered Person may also be considered covered “officials” under the FCPA. Any doubts about whether a particular person is a government official should be resolved by assuming that the individual involved is a government official for FCPA purposes.

3.	What Is Foreign?

Foreign for this purpose means outside the United States.

4.	Exemptions

RARE currently does not permit exemptions to this obligations.

R.	Reporting Violations

Supervised Persons should report any violation of the Code of Ethics or the Manual in general to the Compliance Officer. Any question concerning the applicability of the provisions of the Code of Ethics or the Manual in general to a particular situation should be addressed to the Compliance Officer. Failure to report a violation to the Compliance Officer may result in disciplinary action against any non-reporting Supervised Person, which may include termination of employment.

S.	Whistleblower Policy

It is imperative to the effectiveness of the Firm’s compliance program that Supervised Persons have the opportunity to report any concerns or suspicions of improper activity at the Firm by a Supervised Person or other party confidentially and without retaliation. The Firm will take seriously any report regarding a potential violation of Firm policy or other improper or illegal activity, and recognizes the importance of keeping the identity of the reporting person from being widely known. Supervised Persons are to be assured that the Firm will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner and without retaliation.

The Firm’s Whistleblower Policy covers the treatment of all concerns or complaints relating to potential violations of the Securities Laws or suspected improper activity in the preparation of financial statements, disclosures, accounting practices, internal controls or other auditing matters, including but not limited to the following:

•	Use of Firm resources for the personal benefit of anyone other than the Firm;

•	Improper trading activities including “front running” (i.e., purchasing a Security for a Personal Account while knowing that a Client account is about to purchase the same Security, and then selling the Security at a profit upon the rise in the market price following the purchase by the Client account) and “intermarket front-running” (e.g., trading in an option for a Personal Account when a Client account is trading in the underlying Security, and visa versa).

•	Trading for his or her Personal Account (including any accounts in which the Supervised Person exercises investment discretion) or Client accounts in Securities of any company about which the Supervised Person possesses material non-public information, or “tipping” others about such information.

•	Receipt of excessive gifts, entertainment, or other consideration from persons doing business with the Firm.

•	Use the Firm’s resources, or making payments of any kind, for the benefit of any government, government official, financial institution or employee thereof, or industry official with the intent of inducing or influencing the recipient to misuse his or her position.

•	Paying or giving, offering or promising to pay, or authorizing or approving such offer or payment of any funds, gifts, services or anything else of any value, to any foreign official or other person that would be a “Covered Person” as defined in this manual for the purpose of obtaining or retaining business, favorable treatment, or other commercial benefits, whether by (i) influencing any act or decision of the Covered Person in his official capacity; (ii) inducing the Covered Person to do or not do any act in violation of his lawful duty; or (iii) inducing the Covered Person to use his influence to that end with a foreign government or instrumentality. Fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Firm;

•	Fraud or deliberate error in the recording and maintaining of financial records of the Firm;

•	Deficiencies in or non-compliance with the Firm’s internal accounting controls;

•	Misrepresentations or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of the Firm;

•	Deviation from full and fair reporting of the Firm’s financial situation; and

•	The retaliation, directly or indirectly, or engagement of others to do so, against anyone who reports a potential violation of the Securities Laws or violation of this policy.

Responsibility of the Whistleblower

A Supervised Person should be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of this Manual or the Firm’s Code of Ethics. A malicious allegation known to be false is considered a serious offense and will be subject to disciplinary action which may include termination of employment.

Handling of Reported Improper Activity

A Supervised Person should promptly report suspected improper activity to the Compliance Officer to enable the matter to be investigated. Supervised Persons may report suspected improper activity by the compliance officer to the Firm’s management.

Anonymous Reporting

Supervised Persons may report suspected improper activity to the Compliance Officer by filing an Improper Activity Report as provided in Exhibit D to this Manual in the Firm’s suggestion box. Concerns about improper activity by the Compliance Officer or his or her staff may be reported to the Firm’s management using an Improper Activity Report but delivered to the office of the Chief Operations Officer. An Improper Activity Report must be complete and provide detail as to the person or persons involved, the specific nature of the suspected improper activity and the time or times the activity was to have taken place. Incomplete Improper Activity Reports may prevent the Compliance Officer and/or Firm management to properly investigate the report and may therefore not necessarily afford the Supervised Person the protections of this policy.

No Retaliation Policy

It is the Firm’s policy that no Supervised Person who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. A Supervised Person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. A Supervised Person who believes they have been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the Compliance Officer.

T.	Code of Ethics Recordkeeping

1. The Firm must retain in its records for a period of five years after the end of the fiscal year that the last entry was made on such record:

(a)	a record of any violation of the Code of Ethics and any action taken as a result of such violation

(b)	a copy of any Supervised Person transaction reports.

2. The Firm must also maintain the following records:

(a)	A copy of the Firm’s Code of Ethics as adopted and in effect for five years after such Code of Ethics was in effect.

(b)	A copy of the executed certification of Receipt of Compliance Policies and Procedures Manual (including the Code of Ethics) and Compliance Acknowledgment Form for each person who was an Supervised Person within the past five years.

(c)	A record of names of persons who are currently and were during the past five years Access Persons of the Firm.

(d)	A record of any approval for the acquisition of securities by Supervised Persons in a private placement or in an initial public offering for five years after the fiscal end of the year in which approval was granted.

EXHIBIT A

CERTIFICATION OF RECEIPT OF COMPLIANCE POLICIES

AND PROCEDURES MANUAL (INCLUDING THE CODE OF

ETHICS) AND COMPLIANCE ACKNOWLEDGMENT FORM

I, the undersigned Supervised Person, subject to the Firm Compliance Policies and Procedures Manual Including Those Relating to Personal Trading and the Prevention of Insider Trading (“Manual”), acknowledge that I have received, read and understood the Manual, and the Firm’s Code of Ethics embodied therein, and agree to abide by the provisions contained in it (as amended from time to time). I understand that observance of the Manual And The Code of Ethics is a material condition of my employment by or association with the Firm and that any violation of any provision contained in the Manual by me may be grounds for immediate dismissal and/or termination of my relationship with the Firm.

I specifically agree as follows:

(1) I will provide to my the Compliance Officer all personal trading activity information as required by the RARE Group Personal Trading Policy.

(2) I will not trade on the basis of, nor disclose to any third party, material non-public information or confidential information relating to either proposed trading activities or to companies in which any Fund or separately managed account advised by the Firm holds an investment. I acknowledge that such confidential information is the property of the Firm, and recognize that my employment by or association with the Firm gives rise to a duty to maintain the confidentiality of such information.

(3) I agree only engage in personal security transactions in accordance with the RARE Group Personal Trading Policy, including all pre-clearance requirements.

(4) I understand and agree to comply with the Firm’s confidentiality and security standards concerning confidential information.

(5) I confirm that I will report all political contributions as required.

(6) Listed below are all the positions outside the Firm (including but not limited to being an officer, director or employee of another company) that I currently have and that all of those positions outside the Firm have been approved by the Compliance Officer.

Position	Name of Outside Firm	Approval/Date

(6) I affirm that neither I nor my immediate family members have made any gift, subscription, loan, advance, deposit of money or anything of value, to candidates running for U.S. state or local political office, candidates running for U.S. federal office who currently hold a U.S. state or local political office, or to political parties or Political Action Committees (“PACs”) that may contribute to such campaigns in the past year that did not receive pre-clearance from the Compliance Officer or designee with responsibility for reviewing my political contributions. I also affirm that neither I nor my immediate family members have solicited any person or PAC to make a political contribution or coordinated another person’s or PAC’s political contribution that is prohibited under the Firm’s Contribution Policy Section V. of this Manual in the past year.

By the signature below, I pledge to abide by the Manual and affirm that I have not previously violated any provisions contained in the Manual.

Date	Name of Person Subject to the Policies and Procedures (Please Print)

Signature of Person Subject to the Manual